Exhibit 99.2


              Miller Industries, Inc. Announces The Acquisition
                       of Its 52nd Towing Service Company

        ATLANTA, Nov. 10 - Miller Industries, Inc. (NYSE: MLR) today announced that during the second quarter, it completed 12 towing service company acquisitions which represent $16 million in historical annual revenues. The consideration paid for the acquisitions was approximately 950,000 shares of Miller Industries common stock and $2.7 million of cash. After the close of the second quarter, Miller Industries completed the acquisition of 2 additional towing service companies. In addition to the 52 completed transactions, the Company has entered into letters of intent to acquire 17 more towing service companies. If all of the 17 pending acquisitions under letters of intent are completed, RoadOne will have 69 operating companies which have an historical annual revenue base of approximately $135 million. In addition, RoadOne has entered into affiliate agreements with 547 towing service companies which operate approximately 3,650 vehicles.

        William G. Miller, Chairman of the Board said, "In just eight short months, we have reached an important milestone in our RoadOne strategy. Acquiring our 50th towing service company in this short period of time is a tribute to the team of people that has come together to execute the strategy. This team includes some of the most successful towing professionals in the industry and a dedicated corporate staff in Chattanooga. We are more convinced today about RoadOne's long term potential than ever before."

        Miller Industries is the world's largest integrated provider of vehicle towing and recovery equipment, systems and services with executive offices in Atlanta, Georgia and manufacturing operations in Tennessee, Pennsylvania, France and England. Miller Industries markets its towing and recovery equipment under the well-recognized Century, Challenger, Holmes, Champion, Eagle, Jige, Boniface and Vulcan brand names and markets its towing services under the national brand name of RoadOne (TM).

        Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company's Registration Statements filed August 29, 1997, under the Caption "Risk Factors," which discussion is incorporated herein by this reference.